                                                    SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                                                                          RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                 (Thousands of Dollars)

                                                                                                                                                 9 Months              9 Months
                                                       Year Ended December 31,                                                                     Ended                 Ended
                                                   -------------------------------------------------------------------------------------
                                                       1998              1999              2000             2001              2002             Sept 30, 2002         Sept 30, 2003
                                                   --------------    --------------    --------------   --------------   ---------------     ------------------   ---------------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)               $       999,910   $       992,354   $    (1,456,584) $     3,192,815  $      1,831,335    $         1,546,504  $           1,055,561
Add:
  Taxes on income (2)                                    442,356           438,006        (1,021,452)       1,658,033           641,786                561,904                443,602
  Rentals (3)                                              2,208             1,901             2,905            2,128             1,240                  1,072                    471
  Allocable portion of interest
       on long-term Contracts for
       the purchase of power (4)                           1,767             1,735             1,699            1,659             1,616                  1,216                  1,181
  Amortization of previously capitalized
       fixed charges                                       1,571             1,508             1,390            1,083             1,440                  1,040                  1,215
                                                   --------------    --------------    --------------   --------------   ---------------     ------------------   --------------------
Total earnings before income
  taxes and fixed charges (A)                    $     1,447,812   $     1,435,504   $    (2,472,042) $     4,855,718  $      2,477,417    $         2,111,736  $           1,502,030
                                                   ==============    ==============    ==============   ==============   ===============     ==================   ====================

FIXED CHARGES:
  Interest and amortization                      $       484,788   $       482,933   $       571,760  $       784,858  $        584,442    $           456,441  $             343,646
  Rentals (3)                                              2,208             1,901             2,905            2,128             1,240                  1,072                    471
  Capitalized fixed charges -
       nuclear fuel (5)                                    1,294             1,211             1,538              756               520                    326                      -
  Allocable portion of interest on
       long-term contracts for
       the purchase of power (4)                           1,767             1,735             1,699            1,659             1,616                  1,216                  1,181
                                                   --------------    --------------    --------------   --------------   ---------------     ------------------   --------------------
Total fixed charges (B)                          $       490,057   $       487,780   $       577,902  $       789,401  $        587,818    $           459,055  $             345,298
                                                   ==============    ==============    ==============   ==============   ===============     ==================   ====================

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                                  2.95              2.94             (4.28)(6)         6.15              4.21                   4.60                   4.35
                                                   ==============    ==============    ==============   ==============   ===============     ==================   ====================

(1)    Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)    Includes allocation of federal income and state franchise taxes to other income.
(3)    Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)    Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)    Includes fixed charges associated with Nuclear Fuel.
(6)    Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,049,944,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.